CERTIFICATE OF DESIGNATIONS
                                                        of
                                       SERIES C CONVERTIBLE PREFERRED STOCK
                                                        of
                                             ONSITE ENERGY CORPORATION

               Pursuant to Section 151(g) of the General Corporation Law
                         of the State of Delaware


     Onsite Energy Corporation, a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, $0.001 par value, designating a segment thereof as Series C Convertible Preferred Stock;

     WHEREAS, the Certificate of Incorporation of the Company presently authorizes the issuance of one million shares of Preferred Stock, $0.001 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors;

     WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, i.e., to facilitate a private placement of securities which when completed will generate additional working capital for the Company, the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series C Convertible Preferred Stock;"

     WHEREAS, the terms, conditions, voting rights, preferences, limitations and special rights of the Series C Convertible Preferred Stock in their entirety are as provided herein.

         NOW THEREFORE, be it:

     RESOLVED, that a series of the class of authorized Preferred Stock, $0.001 par value, of the Company hereinafter designated "Series C Convertible Preferred Stock," is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1.  Designation and Amount.

     The shares of such series shall be designated as the "Series C Convertible Preferred Stock" (the "Series C Convertible Preferred Stock") and the number of shares initially constituting such series shall be 1,000,000.

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         Section 2.  Dividends and Distributions.

         (a) Each holder of a share of Series C Convertible Preferred Stock in preference to the holders of shares of the Company's common stock, $0.001 par value (the "Common Stock"), and of any other capital stock of the Company ranking junior to the Series C Convertible Preferred Stock as to payment of dividends, shall be entitled, when and as declared by the Board, and out of any funds legally available therefor, to an annual dividend at the rate of 9.75% of the liquidation preference of the Series C Convertible Preferred Stock per annum. Provided that the declaration and payment of dividends by the Company is permissible under the General Corporation Law of the State of Delaware, the Board of Directors shall declare a dividend on the Series C Convertible Preferred Stock quarterly. Dividend payments to the holders of shares of Series C Convertible Preferred Stock shall be payable in cash on the 15th day of the first month of each quarter (January, April, July, October) by delivery of a check to each entitled holder's address which is registered with the Secretary of the Company.

         (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue from the date of original issue of the Series C Convertible Preferred Stock with the first dividend to be paid on January 15, 1998 and thereafter shall be cumulative. Dividends paid on the shares of Series C Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         (c) During the period beginning with the issuance of the Series C Convertible Preferred Stock and ending two years after such issuance, any change
(i) in the Internal Revenue Code of 1986, as amended to the date hereof (the "Code") or the regulations thereunder as in effect on the date hereof or (ii) in the interpretation thereof by any Court, administrative body, or the Internal Revenue Service, the result of which cause the holders of Series C Convertible Preferred Stock not to be eligible to claim the 80% dividends received deduction provided by Section 243 of the Code (the "Dividends Received Deduction") with respect to dividends on the Series C Convertible Preferred Stock (other than partly or wholly as a result of such holder's failure to meet the current requirements of Section 243 of the Code) may, at the option of such holders, be considered a Forced Conversion as defined in Section 5(d) of such Series C Convertible Preferred Stock to Class A Common Stock, as defined in Section 5(d) hereof. In the event of such Forced Conversion, the Company shall pay any affected holder which thereafter and within two years of the issuance of such Series C Convertible Preferred Stock exercises its option to convert any of its Series C Convertible Preferred Stock to Class A Common Stock an amount equal to the payments which would be due such holder under Section 5(d)(i) of this Agreement as though the Company had exercised its right to require conversion of such Series C Convertible Preferred Stock pursuant to Section 5(d).

         (d)  Notwithstanding  anything to the contrary set forth at  paragraphs
(a) or (b) of this Section 2, prior to the second anniversary of the issuance of the Series C Convertible Preferred Stock, the Company shall have the option to pay dividends by delivery to the holders of the Series C Convertible Preferred Stock, such additional number of shares of the Company's Series

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



C Convertible Preferred Stock as may be determined by dividing the total dividend payment due to each holder by the liquidation preference of the Series C Convertible Preferred Stock.

         (e) The holders of shares of Series C Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designations of Series C Convertible Preferred Stock.

         Section 3.  Voting Rights.

         (a) Holders of Series C Convertible Preferred Stock shall be entitled to vote on all matters to be presented to the stockholders and shall have a number of votes equal to the number of shares of Class A Common Stock into which the Series C Convertible Preferred Stock is convertible as of record date.

         (b) Unless required by law, such votes shall be counted together with all other shares of stock of the Company having general voting power and not separately as a class.

         (c) If, at any time four or more quarterly dividends, whether or not consecutive, on the Series C Convertible Preferred Stock shall be in default, in whole or in part, the holders of the Series C Convertible Preferred Stock shall be entitled to elect the smallest number of Directors as would constitute a majority of the Board of Directors, and the holders of the Class A Common Stock as a class shall be entitled to elect the remaining Directors. Such voting rights shall continue until all dividends accrued on the Series C Convertible Preferred Stock shall have been paid or set apart for payment, at which time such voting power shall cease until a like default in payment recurs.

         At any time after the voting power to elect a majority of the Board of Directors shall have become vested in the holders of the Series C Convertible Preferred Stock as provided in this paragraph, the Secretary of the Company may, and on the request of the record holders of at least 10 percent of the Series C Convertible Preferred Stock then outstanding addressed to the Secretary at the principal executive office of the Company, shall call a special meeting of the shareholders for the election of directors, to be held at the place and on the notice provided in the Bylaws of the Company for the holding of annual meetings. If notice of the requested meeting is not given within 20 days after receipt of the request for the meeting, then a person designated by the record holders of at least 10 percent of the Series C Convertible Preferred Stock then outstanding may call such a special meeting at the place and on the notice above provided, and for that purpose shall have access to the stock books of the Company. At any meeting so called or at any annual meeting held while the holders of the Series C Convertible Preferred Stock have the voting power to elect a majority of the Board of Directors, the holders of a majority of the then outstanding Series C Convertible Preferred Stock, present in person or by proxy, shall constitute a quorum for the election of Directors as provided in this paragraph. The terms of office of all persons who are directors of the Company at the time of the meeting shall terminate upon the election at the meeting by the holders of the Series C Convertible Preferred Stock of the number of directors they are entitled to elect, and the persons so elected

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



as directors by the holders of the Series C Convertible Preferred Stock, together with the persons, if any, elected as directors by the holders of the Class A Common Stock, shall constitute the duly elected directors of the Company. In the event the holders of Class A Common Stock fail to elect the number of Directors that they are entitled to elect at the meeting, the resulting vacancies may be filled by the directors who are elected.

         Whenever the voting rights of holders of the Series C Convertible Preferred Stock shall cease as provided in this paragraph (c), the term of office of all persons who are at the time directors of the Company shall terminate upon election of their successors by the holders of the Class A Common Stock.

     Section 4. Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations.

         (a) If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or engage in a merger, plan of reorganization or consolidation, then and in that event, no distribution shall be made to the holders of shares of Common Stock, unless, prior thereto, the holders of the Series C Convertible Preferred Stock shall have first received an amount in cash or equivalent value in securities or other consideration equal to the "liquidation preferences" thereof.

         If upon any such liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the "liquidation preferences" of the Series C Convertible Preferred Stock, then, and in that event, the amount of cash so payable, shall be distributed ratably to the holders of the Series C Convertible Preferred
Stock on the basis of the number of shares of Series C Convertible Preferred Stock held. After payment in full of the "liquidation preferences" owed to the holders of the Series C Convertible Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Series C Convertible Preferred Stock, to share in all remaining assets of the Company in accordance with their respective interests.

         For the purposes hereof, the term "liquidation preferences" shall mean $5.00 per share plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series C Convertible Preferred Stock.

         (b) Except as provided in subparagraph (a) above, neither the consolidation, merger or other business combination of the Company with or into any other person or persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the

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



Company to a Person or Persons other than the holders of the Company's Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 4.

         Section 5.  Conversion.

         (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series C Convertible Preferred Stock shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Commencing upon issuance (the "Conversion Date"), each share of Series C Convertible Preferred Stock may, at the option of the holder thereof, be converted into five (5) shares of Class A Common Stock.

         (b) The number of shares of Class A Common Stock into which each share of Series C Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                  (i) In case the Company shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,

                           (A)      the number of shares of Class A Common Stock
into which each share of Series C Convertible Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock which the holder of a share of Series C Convertible Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                           (B)      an adjustment made pursuant to this clause
(i) shall become effective (1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Class A Common Stock entitled to receive such dividend or distribution, or (2) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                           (C)      In case the Company shall be a party to any
transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock and excluding (A) any transaction to which clause (i) of this paragraph
(b) applies, and (B) a merger or consolidation in which the Company is the surviving corporation in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other

1057(3).nks                                            5    November 10, 1997
securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing), then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series C Convertible Preferred Stock shall be entitled, upon conversion, to an amount per share equal to the greater of (i) (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Class A Common Stock is changed or exchanged times (B) the number of shares of Class A Common Stock into which a share of Series C Convertible Preferred Stock is convertible immediately prior to the consummation of such transaction, or (ii) the "liquidation preferences" defined in Section 4(a) hereof.

                           (D)      In case the Company shall be a party to a
transaction described in subparagraph (b) (ii) above resulting in the change or exchange of the Company's Class A Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b) (ii) transaction until the effective date thereof, each share of Series C Convertible Preferred Stock may be converted, at the option of the holder thereof, into shares of Class A Common Stock on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Class A Common Stock as if such holder had been the holder of such shares of Class A Common Stock as of the record date for such change or exchange of the Class A Common Stock.

         (c) The holder of any shares of Series C Convertible Preferred Stock may exercise his right to convert such shares into shares of Class A Common Stock by surrendering for such purpose to the Company, at the offices of the Company, 701 Palomar Airport Road, Suite 200, Carlsbad, California 92009, or any successor location, a certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer or other taxes payable upon the issuance of shares of Class A Common Stock in such name or names that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of Series C Convertible Preferred Stock pursuant hereto. The Company will have no responsibility to pay any taxes with respect to the Series C Convertible Preferred Stock. As promptly as practicable after the surrender of such certificate or certificates and the receipt of the Election to Convert, and, if applicable, payment of all transfer or other taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver instructions to its transfer agent to delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Class A Common Stock to which the holder of shares of Series C Convertible Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series C Convertible Preferred Stock evidenced by

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



the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Class A Common Stock in accordance herewith, and the person entitled to receive the shares of Class A Common Stock shall be treated for all purposes as having become the record holder of such shares of Class A Common Stock at such time. The Company shall not be required to convert, and no surrender of shares of Series C Convertible Preferred Stock shall be effective for that purpose, while the transfer books of the Company for the Common Stock are closed for any purpose (but not for any period in excess of seven (7) calendar days); but the surrender of shares of Series C Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series C Convertible Preferred Stock were surrendered.

         (d) The Company shall have the right to require the conversion of the Series C Convertible Preferred Stock to into Class A Common Stock, if the Average Closing Price of the Company's Class A Common Stock is equal to or exceeds $2.00 per share, under the following terms and conditions ("Forced Conversion"):

                  (i) During the period beginning six months after the issuance of the Series C Convertible Preferred Stock and ending two years after such issuance, upon written notice to the holders of the Series C Convertible Preferred Stock, the Company may force the conversion of the Series C Convertible Preferred Stock by issuing that number of Class A Common Stock into which the then outstanding shares of Series C Convertible Preferred Stock would be convertible and by paying the holders of the Series C Convertible Preferred Stock (a) accrued and unpaid dividends to date, (b) an additional amount which would have accrued to the Series C Convertible Stock holders had the Series C Convertible Preferred Shares been held for two years from the original date of issuance, not including any dividends already paid, and (c) an additional amount sufficient to make such holders' net after-tax proceeds equal to the net after-tax proceeds from Series C Convertible Preferred Share dividends such holders would have received from the date of such payment until the second anniversary of the issuance of such Series C Convertible Preferred Shares in the absence of Company's exercise a Forced Conversion.

                  (ii) Beginning on the second anniversary of the issuance of the Series C Convertible Preferred Stock, upon written notice to the holders of the Series C Convertible Preferred Stock, the Company may force the conversion of the Series C Convertible Preferred Stock by issuing that number of Class A Common Stock into which the then outstanding shares of Series C Convertible Preferred Stock would be

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



         convertible and by paying the holders of the Series C Convertible Preferred Stock any accrued and unpaid dividends to date.

                  (iii) The notice of mandatory conversion must be sent within 5 days of the last day of any period of 20 or more consecutive days during which the Company trades at a price in excess of $2.00 per share.

                  (iv) "Average Closing Price" shall mean the average closing price for the Company's Class A Common Stock for a period of 20 consecutive trading days as quoted on a national securities exchange, or, if Company's Class A Common Stock is not traded on a national securities exchange, then on the NASDAQ Stock Market, or, if the Company's Class A Common Stock is not traded on the NASDAQ Stock Market, then on the OTC Bulletin Board or similar public market.

         (e) Upon conversion of any shares of Series C Convertible Preferred Stock, the holder thereof shall be entitled to receive any accrued dividends in respect of the shares so converted, which dividends shall be prorated from the most recent dividend payment date to the date of conversion.

         (f) In connection with the conversion of any shares of Series C Convertible Preferred Stock, no fractions of shares of Class A Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the conversion rate of $5.00 as adjusted under paragraph
(b) of this Section 5.

         (g) The disposition of the shares of Class A Common Stock into which each share of Series C Convertible Preferred Stock is convertible may be subject to limitations contained within the Stock Subscription Agreement entered into and closed on or about the 24th day of October, 1997, by and among the Company and Westar Capital, Inc., and the Company or the Company's transfer agent is directed to take notice of any such provisions.

         (h) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purposes of effecting the conversion of the shares of Series C Convertible Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

         (i) Any notice required or permitted by this Section 5 or any other provision contained herein to be given to a holder of Series C Convertible Preferred Stock or to the

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



Company shall be in writing and be deemed given upon the earlier of (1) personal delivery to such holder at the address appearing on the books of the Company,
(2) actual receipt or three (3) days after the same has been deposited by first class mail in the United States mail, postage prepaid, and addressed to the holder at the address appearing on the books of the Company, (3) actual receipt or three (3) days after the same has been sent via an overnight courier service, and addressed to the holder at the address appearing on the books of the Company, or (4) sending of facsimile to such holder at the facsimile number provided by such holder to the Secretary of the Company.

         (j) The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holder of Series C Convertible Preferred Stock against dilution or other impairment.

         Section 6.  Reports as to Adjustments.

     Whenever the number of shares of Class A Common Stock into which each share of Series C Convertible Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding shares of Series C Convertible Preferred Stock at their respective addresses as the same shall appear in the Company's stock records, or send by facsimile at the facsimile number provided by such holders to the Secretary of the Corporation, a notice stating that the number of shares of Class A Common Stock into which the shares of Series C Convertible Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Class A Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series C Convertible Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 7. Redemption. The Series C Convertible Preferred Stock is not redeemable.

         Section 8.  Notices of Record Date.

         In the event of (1) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (2) any reclassification or recapitalization of the capital stock of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send by personal delivery to such holder at the address appearing on the books of the Company, by first class mail addressed, postage prepaid, and addressed to the holder at the address appearing on the books of the Company, or by sending of facsimile to such holder at the facsimile number provided by such holder to the Secretary of

1057(3).nks                                            9     November 10, 1997

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the  Company,  at least 30 days prior to the record date  specified  therein,  a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series C Convertible Preferred Stock shall be entitled to exchange their Series C Convertible Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up.

         Section 9.  Certain Restrictions.

         Without the consent of a majority of the outstanding Series C Convertible Preferred Stock, the Company shall not (A) issue any additional equity security equal to or higher in seniority than the Series C Convertible Preferred Stock, (B) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking equal or junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Convertible Preferred Stock; (C) redeem or purchase or otherwise acquire for consideration any shares of Common Stock or other capital stock ranking equal or junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Convertible Preferred Stock; or (D) purchase or otherwise acquire for consideration any shares of Series C Convertible Preferred Stock.

         Section 10.  Reacquired Shares.

     Any shares of Series C Convertible Preferred Stock converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $0.001 par value, of the Company and may be reissued as part of another series of Preferred Stock, $0.001 par value, of the Company.

         Section 11.  Certain Definitions.

     For the purposes of the Certificate of Designations of Series C Convertible Preferred Stock which embodies this resolution:

     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

1057(3).nks                                            10    November 10, 1997

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series C Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 23rd day of October, 1997.

                                                     ONSITE ENERGY CORPORATION


                                    By:______________________________________
                                           Richard T. Sperberg, President


ATTEST:

By:__________________________________
   William M. Gary, III, Secretary

1057(3).nks                                            11      November 10, 1997

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